Exhibit 10.1

THIRD AMENDMENT

OF THE

MEDGENICS, INC.

STOCK INCENTIVE PLAN

(AS AMENDED AND RESTATED EFFECTIVE MARCH 5, 2012)

WHEREAS, Medgenics, Inc. (the “Company”) maintains the Medgenics, Inc. Stock Incentive Plan (As Amended and Restated Effective March 5, 2012), as amended by the First Amendment thereto effective as of April 30, 2013 and the Second Amendment thereto effective as of April 8, 2014 (the “Incentive Plan”);

WHEREAS, pursuant to and subject to Section 9.14 of the Incentive Plan, the Board of Directors (the “Board”) of the Company may amend the Incentive Plan at any time;

WHEREAS, the Board has determined that it is in the best interests of the Company to amend the Incentive Plan to increase the maximum number of shares of the Company’s common stock authorized to be issued under the Incentive Plan by 3,000,000, from 6,178,571 to 9,178,571; and

WHEREAS, pursuant to Section 9.14 of the Incentive Plan, an amendment that materially increases the aggregate number of shares that may be issued under the Incentive Plan generally must be approved by a majority of votes cast by the stockholders of the Company in accordance with applicable stock exchange rules.

NOW, THEREFORE, effective as of the date of approval by a majority of votes cast by the stockholders of the Company in accordance with applicable stock exchange rules, the Incentive Plan is hereby amended in the following particulars:

1.	The first sentence of Section 4.01 is deleted in its entirety and replaced with the following:

“4.01 Number of Shares. The maximum number of shares authorized to be issued under the Incentive Plan shall be 9,178,571 shares of the Company’s Common Stock (all of which may be granted as Incentive Stock Options.”

2.	In all other respects the Incentive Plan shall remain unchanged and in full force and effect.